                                                                     EXHIBIT 3.1


                                                              FILED:  05/24/2000
                                                              CID: 1993-00283347
                                                           WY Secretary of State
                                                          Doc. ID: 2000-00404861


                              ARTICLES OF AMENDMENT


1.       The name of the corporation is:    Tanisys Technology, Inc.

         2. The Board of Directors has recommended the amendment set forth herein to the shareholders of Tanisys Technology, Inc.

3.       Article 9 is amended to add the following new paragraph:

         "Effective as of the effective date of this Amendment, all outstanding shares of Common Stock shall be reverse split on a one-for-two basis so that each share of Common Stock issued and outstanding immediately prior to the effective date shall automatically be converted into and reconstituted as one half of a share of Common Stock ("Reverse Split"). No fractional shares will be issued by the Corporation as a result of the Reverse Split. In lieu thereof, each shareholder whose shares of Common Stock are not evenly divisible by two will receive one additional share of Common Stock for the fractional share such shareholder would otherwise be entitled to as a result of the Reverse Split."

4.       This amendment was adopted on May 23, 2000 by the shareholders.

5. The designation, number of outstanding shares and number of votes entitled to be cast by each voting group entitled to vote separately on the amendment were as follows:

                                    Number of                  Votes Entitled
                  Designation       Outstanding Shares         To be Cast
                  -----------       ------------------         --------------
                  Common            48,044,716                 48,044,716


         The number of votes of each voting group indisputably represented at the meeting:

                                    Number of
                                    Shares
                                    Indisputably
                  Designation       Represented
                  -----------       -----------
                  Common            40,339,291


6. The total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment:

                  Designation       Votes For     Votes Against    Votes Abstaining
                  -----------       ---------     -------------    ----------------
                  Common            39,302,697    946,987          89,607

7. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.



                                       Signed: /s/ Charles T. Comiso
                                              --------------------------------
                                              Charles T. Comiso
                                              President & CEO

                                       Date:  May 23, 2000






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